EXHIBIT 99.1
PRESS RELEASE
Monarch Community Bancorp Announces Receipt of CPP Funds from U.S. Treasury
     COLDWATER, Mich., February 6, 2009 (PRIME NEWSWIRE) — Monarch Community Bancorp, Inc., (NasdaqCM:MCBF — News), the holding company for Monarch Community Bank, announced that on February 6, 2009 it was awarded and received a $6.785 million U.S. Treasury investment in exchange for 6,785 shares of Monarch Community Bancorp, Inc. preferred stock as part of the TARP Capital Purchase Program (CPP), a program designed to inject capital directly into healthy financial services institutions.
     The Treasury also received warrants to purchase 260,962 shares of Monarch Community Bancorp, Inc. common stock at $3.90 per share. The warrants will expire in 10 years. The preferred shares are callable by Monarch Community Bancorp, Inc. at par after three years. Monarch Community Bancorp, Inc. may call them during the first three years, but only with the proceeds of newly-issued Tier 1 equity capital in an amount of at least 25% of the amount of the Treasury’s investment.
     The purpose of the Treasury’s $250 billion Capital Purchase Program is to restore confidence in the financial system, increase the flow of financing to businesses and consumers, assist delinquent mortgage borrowers, as well as to support the United States’ economy. Participation in this program is voluntary. The U.S. Treasury Department has stated that it would only buy preferred stock from banks and thrifts considered to be healthy. The plan is part of a coordinated strategy with the Federal Reserve and financial service regulators to try to limit the impact of the current economic turmoil on individuals, businesses and state and local governments.
     Although it has been popularly described as a “bailout,” this is a government investment in Monarch Community Bank (through its holding company, Monarch Community Bancorp, Inc.) and other banks that will be repaid. Until then, the banks will pay the government dividends; for Monarch Community Bancorp, Inc, those payments to the Treasury will be $339,250 per year for the first five years (and higher after that) until the company buys back the shares.
     The TARP program comes with strings attached. The legislation passed by Congress requires companies to adopt Treasury’s standards for executive compensation and corporate governance, and Monarch Community Bancorp, Inc. will comply fully. There are limits on executive compensation, including tax benefits for pay, restrictions on “golden parachutes” to departing executives and rules about bonus payments. The program restricts share repurchases and common stock dividend payment increases. Additionally, Monarch Community Bank will be required to report to its primary federal regulator, the Federal Deposit Insurance Corporation (FDIC), on its use of the CPP funds.
     Donald L. Denney, President and CEO of Monarch Community Bancorp, Inc. and Monarch Community Bank, stated: “As a community banking company we are excited about the prospects that this access to capital provides, as it will facilitate expanded service to our customers and the communities we serve. This is a time when those communities, our state and our nation urgently need supportive and well-run banks. We exceeded the regulatory standards for being considered well-capitalized prior to the addition of capital from the CPP. We plan to use this additional capital to further improve our capital level, so that we can continue to make prudent loans to customers, work with our distressed borrowers to help them stay in their homes, while serving customer and community needs for deposit and other banking services.”
     “More specifically, over the coming months and years, we intend to:
o	Expand lending to consumers and businesses where our standards for credit quality are met and where we can capture the full value of a customer relationship.
o	Use the funds to address credit issues, including problem loans and providing assistance to help homeowners avoid foreclosure.
o	Possibly use some of the funds, if necessary, to assist the government by acquiring troubled financial institutions or branches and providing a safe haven for customers’ deposits.”
     Mr. Denney also stated: “In addition to availing ourselves of this source of capital, Monarch Community Bank has opted in to the FDIC’s Transaction Account Guarantee Program (TAGP) which provides unlimited FDIC guarantee of funds in non-interest bearing transaction accounts until December 31, 2009. Coverage under the Transaction Account Guarantee Program is in addition to, and separate from, the coverage available under the FDIC’s general deposit insurance rules, which now cover accounts up to $250,000.”
     “Also, through our continued participation in the Certificate of Deposit Account Registry Service (CDARS), depositors can invest up to $50 million in fully FDIC-insured certificates of deposit through Monarch Community Bank.”
     “While in light of our superior capital position we are a very safe, sound, and secure banking company, we think that with our participation in these programs we can contribute to the federal government’s efforts to address the financial crisis. We also believe our shareholders’ long-term interests will be best served by our ability to prudently expand our position in our market.”
     Monarch Community Bank, an Equal Housing Lender, is headquartered in Coldwater, Michigan and operates six full service retail offices in Branch, Calhoun and Hillsdale counties.
     This press release contains certain forward-looking statements that involve risk and uncertainties. These statements are identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “plan,” “estimate,” “project” or similar expressions. The risks and uncertainties that may affect the operations, performance, development, growth projections and results of Monarch Community Bancorp, Inc.’s business include, but are not limited to, the growth of the economy, interest rate movements, timely development by Monarch Community Bank of technology enhancements for its products and operating systems, the impact of competitive products, services and pricing, customer- based requirements, Congressional legislation, changes in regulatory or generally accepted accounting principles and similar matters. Readers are cautioned not to place undue reliance on forward-looking statements which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.
Source: Monarch Community Bancorp, Inc.
Contact:
Monarch Community Bancorp, Inc.
Donald L. Denney, President and CEO
(517) 279-3978